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                                                                 Exhibit 10 (ee)



                               WMS INDUSTRIES INC.
                             800 S. Northpoint Blvd.
                               Waukegan, IL 60685


                                                 June 12, 2001


Mr. Louis J. Nicastro
1494 North Lake Way
Palm Beach, FL  33480

Dear Lou:

         The Board of Directors of WMS recognizes the critical role you have played in shepherding WMS and its predecessors and spun-off subsidiaries for more than 35 years. You have shown extraordinary leadership and willingness to act in the best interests of WMS and its stockholders. For example, in 1996 you agreed to leave your employment with WMS to head WMS's hotel and casino subsidiary which was later spun off to WMS's stockholders in May 1997. Sometime after the spin-off, an unexpected opportunity arose to combine the hotel and casino business with another company which you pursued successfully and which resulted in stockholders receiving an approximately 200% increase in the value of their spun-off shares.

         After the disposition of the hotel and casino business, in April 1998, WMS distributed the stock of its Midway amusement game subsidiary to its stockholders. At the urging of the Board, you agreed to return to head the remaining businesses of WMS, which consisted of the old pinball business and the then fledgling slot machine business. Within the first three months after the Midway spin off, WMS shares traded as low as $2.50, reflecting a total market capitalization for WMS of approximately $70 million. Under your direction, WMS shed its non-core businesses and with a dedicated focus in its gaming operations became a leader in the slot machine industry. Today, WMS has a market capitalization of approximately $1 billion, an increase of $930 million in the three years you have been back at the helm, reflecting annual compounded stockholder returns of 131% during that period.

         During your tenure you have put in place a new management team. While WMS and you are in vigorous health, the Board's business judgment is that it is prudent to consider appropriate chief executive officer succession plans. You have concurred in principle that now is the time to pass the mantle of executive leadership from you to Brian Gamache, WMS' chief operating officer. To do so, subject to the terms of this agreement, at the request of the Board you have agreed to resign as chief executive officer of WMS and to remain as non-executive Chairman of the Board. In connection therewith, WMS recognizes that WMS would be deemed to violate your existing employment agreement if you were removed as chief executive officer without your consent.

         After consideration of numerous factors, including the performance of WMS during your tenure as chief executive officer, the Board's belief in the desirability of an orderly plan of succession supported by you, the provisions of your existing employment agreement, the written advice to WMS' Compensation Committee of Pearl Meyer & Partners, Inc., WMS'

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compensation consultants, and the payments made to you when you left WMS in
1996, WMS agrees with you as follows:

     1. As full consideration for and in lieu of the payments that would otherwise be made to you after the date hereof under your existing employment agreement dated September 2, 1999 (the "Employment Agreement') with respect to base salary, bonus, retirement and death benefits, WMS is paying you a lump sum of $6.0 million contemporaneously herewith, less withholding of income or other taxes as may be required by law to be paid or withheld by WMS.

     2. As a special bonus for your extraordinary service to WMS since April 1998, WMS is paying you an additional $6.7 million contemporaneously herewith, less withholding of income or other taxes as may be required by law to be paid or withheld by WMS.

     3. WMS will continue to maintain an office and secretary in Palm Beach, Florida, for your use until at least December 31, 2002. So long as WMS retains its rights to use a corporate aircraft you will have the right to use that aircraft for corporate business in the same manner as you have previously.

     4. The provisions of paragraph 4 of the Employment Agreement relating to medical, dental and other expenses shall remain in full force and effect.

     5. The non-compete provisions of paragraph 8(a) of the Employment Agreement will continue until June 30, 2010.

     6. You hereby resign as Chief Executive Officer of WMS, and as an officer and director of all subsidiaries of WMS, effective 5:00 p.m. on June 14, 2001. Your base salary and bonuses and other perquisites provided for in paragraphs 3(a), 3(b) and 3(c) of the Employment Agreement shall be paid through that date. You will continue as non-executive Chairman of the Board of WMS, entitled to remuneration similar to other outside directors, and you will continue to act as voting proxy for Sumner Redstone and National Amusements, Inc. pursuant to the voting agreement dated September 21, 1995. You will provide such assistance in the management transition as WMS shall reasonably request.

     7. You currently hold fully exercisable options to purchase 500,000 shares of WMS Common Stock at an exercise price of $17.5625, expiring August 23, 2010 (the "Designated Options"). Under paragraph 9(b) of the Employment Agreement, in addition to other payments to which you would be entitled, if WMS breached the Employment Agreement you would have the right, exercisable within 30 days after your termination, to require WMS to purchase the Designated Options from you. In settlement of this right, WMS is hereby purchasing the Designated Options from you by paying you $7.3 million contemporaneously herewith, less withholding of income or other taxes as may be required by law to be paid or withheld by WMS.

     8. This agreement is not being entered into in connection with any contemplated change of control of WMS and no payments made hereunder should be deemed "parachute payments" or "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If any such payments are nevertheless determined to be subject to the Excise Tax imposed by
Section 4999 of the Code, then the Gross Up provisions of Paragraph 9(b) of the Employment Agreement shall be applicable as if payments hereunder were payments under said paragraph 9(b).


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     If the foregoing accurately reflects your understanding, kindly execute a copy of this letter in the place provided below.

                                  Very truly yours

                                  WMS Industries, Inc.


                                  By: /s/ Brian R. Gamache
                                      ---------------------------------
                                      Brian R. Gamache, President

Accepted and Agreed to


/s/ Louis J. Nicastro
---------------------------------
Louis J. Nicastro



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